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Exhibit 12.1

Packaging Corporation of America
Computation of Ratios of Earnings to Fixed Charges
(Dollars in Thousands)

	Group (1)			PCA
			Jan. 1, 1999 through Apr. 11, 1999													Pro Forma(2)
				Apr. 12, 1999 through Dec. 31, 1999		Years Ended December 31,						Six Months Ended June 30,
	Year Ended 1998															Year Ended Dec. 31, 2002		Six Months Ended Jun. 30, 2003
						2000		2001		2002		2002		2003
Income before taxes, cumulative effect of accounting change and extraordinary item	$118,968		$(212,315)	$84,636		$268,794		$174,434		$77,614		$35,248		$29,313		$105,614		$43,313
Interest expense (3)	2,782		221	107,594		121,249		75,661		69,375		35,155		32,237		41,375		18,237
Extraordinary item, grossed up for tax (4)	—		—	11,400		18,358		1,000		—		—		—		—		—
Interest portion of rent expense (5)	32,064		8,470	5,000		8,200		8,900		9,000		4,400		4,500		9,000		4,500

Total add backs	34,846		8,691	123,994		147,807		85,561		78,375		39,555		36,737		50,375		22,737

Earnings	$153,814		$(203,624)	$208,630		$416,601		$259,995		$155,989		$74,803		$66,050		$155,989		$66,050

Interest expense (3)	$2,782		$221	$107,594		$121,249		$75,661		$69,375		$35,155		$32,237		$41,375		$18,237
Extraordinary item, grossed up for tax (4)	—		—	11,400		18,358		1,000		—		—		—		—		—
Interest portion of rent expense (5)	32,064		8,470	5,000		8,200		8,900		9,000		4,400		4,500		9,000		4,500
Capitalized interest	—		—	100		581		883		448		204		62		448		62

Total fixed charges	$34,846		$8,691	$124,094		$148,388		$86,444		$78,823		$39,759		$36,799		$50,823		$22,799

Ratio of Earnings to Fixed Charges	4.41	x	See Note 6	1.68	x	2.81	x	3.01	x	1.98	x	1.88	x	1.79	x	3.07	x	2.90	x

(1)    PCA acquired the containerboard and corrugated products business of Pactiv Corporation (the "Group") on April 12, 1999. Historical financial data presented above for the year ended December 31, 1998 and for the period January 1, 1999 through April 11, 1999 represents the financial results of the Group prior to PCA's acquisition of the business. Historical financial data shown subsequent to April 11, 1999 represents the financial results of PCA.

(2)    The following assumptions were used in calculating the pro forma ratios of earnings to fixed charges for the year ended December 31, 2002 and the six months ended June 30, 2003:

    •
    The offering of the old notes occurred on January 1, 2002.

    •
    The effective interest rates on the $400 million 10-year notes and the $150 million 5-year notes were approximately 5.3% and 4.1%, respectively, after giving effect to the settlement of the U.S. treasury locks and the amortization of the transaction costs and the original discount on the old notes.

    •
    The aggregate principal amount of 9 5/8% notes validly tendered and accepted for payment was $546.4 million, and $3.6 million of aggregate principal amount of 9 5/8% notes remain outstanding.

The tender offer premium as well as any writeoff of deferred financing fees associated with the tender offer are considered nonrecurring and are excluded from the calculations of the pro forma ratios.

(3)    Interest expense represents interest expense reported before the reclassification of the gross interest expense component of the early extinguishment of debt exclusive of interest income.

(4)    In accordance with SFAS No. 145, the gross interest expense component of the early extinguishment of debt for the period April 12, 1999 through December 31, 1999 and for the years ended December 31, 2000 and 2001 should be reclassified to interest expense and is included in fixed charges for purposes of these calculations. The extraordinary item recorded during the period January 1, 1999 through April 11, 1999 represents a premium payment due to the early retirement of debt and is excluded from these ratio calculations as it is considered nonrecurring.

(5)    The interest portion of rent expense represents the estimated interest component of such rental payments.

(6)    Due to the net loss, earnings were insufficient to cover fixed charges by $212,315 for the period January 1, 1999 through April 11, 1999.

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  Exhibit 12.1